Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in this Post–Effective Amendment No. 86 to the Registration Statement on Form N–1A of Fidelity Phillips Street Trust: Fidelity Government Cash Reserves of our report dated January 12, 2024, relating to the financial statements and financial highlights, which appears in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the year ended November 30, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 19, 2024